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                                                                    EXHIBIT 10.2

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                           DOMESTIC LICENSE AGREEMENT



                                    BETWEEN



                           JONES INVESTMENT CO., INC.



                                      AND



                                RIDGEVIEW, INC.





                              Dated: May 28, 1996

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                               TABLE OF CONTENTS


1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2     Approval or Approved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.3     Guaranteed Minimum Royalty(ies)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.4     Jones Merchandise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.5     Mark . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.6     Merchandise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.7     Net Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.8     Packaging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.9     Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.10    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.12    Territory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

2.       License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.1     Grant of License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.2     Distribution Channels  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.3     Close Out Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.4     Prohibition on Exports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.5     Resolution of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.6     Reservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.7     Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

3.       Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.1     Percentage Royalty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.2     Guaranteed Minimum Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.3     Payment and Periodic Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.4     Annual Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.5     Books and Records and Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

4.       Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         4.1     Performance Standards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         4.2     Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         4.3     Restriction on Other Marks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         4.4     Restrictions on Promotionals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.5     Quality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.6     Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.7     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

5.       Designs, Samples and Packaging . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.1     Designs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.2     Samples  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.3     Packaging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.4     Continuing Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

6.       Trademark and Trademark Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.1     Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.2     No Adverse Acts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.3     No Secondary Marks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12




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
         6.4     Trademark Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.5     Copyrights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.6     Trademark Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

7.       Warranties, Indemnification and Infringement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.1     Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.2     Indemnification by Jones . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.3     Indemnification by Licensee and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.4     Infringements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

8.       Term and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.1     Initial Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.2     Renewal of License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.3     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.4     Termination of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         8.5     Termination Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         8.6     Termination Inventory Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         8.7     Subsequent License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         8.8     Reservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

9.       General Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.2     Jones Displays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.3     Showroom . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.4     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         9.5     Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.6     Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.7     No Agency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.8     Failure to Exercise Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         9.10    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         9.11    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         9.12    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19





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                               LICENSE AGREEMENT


THIS AGREEMENT made this __________________ day of__________________,
19________ by and between JONES INVESTMENT CO., INC., a Delaware corporation having its principal place of business at 300 Delaware Avenue, Suite 534, Wilmington, Delaware 19801-1622, ("Jones") and RIDGEVIEW, INC., a North Carolina corporation having its principal place of business at 2101 North Main Avenue, Newton, North Carolina 28658 ("Licensee").


                              W I T N E S S E T H:



         WHEREAS, Jones is the owner and registrant of the trademarks and subsisting registrations for the marks "EVAN- PICONE", registered in the United States Patent and Trademark Office, and

         WHEREAS, Licensee is engaged in the manufacture, sale and distribution of women's sheer hosiery, and License desires to obtain from Jones a license to use the Mark in connection with such goods under and subject to all of the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein, and intending to be locally bound hereby, agree as follows:


1.       Definitions


As used in this Agreement, the following terms and phrases shall have the following meanings:

         1.1 Annual Period: shall mean the period from the date of execution of this Agreement through December 31, 1997 and each consecutive calendar year thereafter during the Term.

         1.2 Approval or Approved: shall mean the approval by Jones of one or more designs, samples, items of Package, advertising or promotional materials or other items for which Approval is required under this Agreement, in writing in a document which identifies the item or items Approved and is signed by an authorized representative of Jones. Jones shall be deemed to have Approved any item submitted to it by Licensee for Approval under the terms of this Agreement if Jones fails to approve, disapprove or otherwise definitively respond to the submission in writing within fourteen (14) days after receipt of the items submitted. The receipt of each item submitted for Approval by Jones shall be evidenced by an appropriate receipt dated and signed by Jones.

         1.3 Guaranteed Minimum Royalty(ies): shall mean the guaranteed minimum royalties payable by Licensee under Paragraph 3.2 hereof

         1.4 Jones Merchandise: shall mean any and all items of Merchandise which in any manner bear, incorporate or embody the Mark or any design, pattern, sketch or written idea supplied by Jones.

         1.5     Mark:  shall mean Jones' trademark "EVAN-PICONE".





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         1.6     Merchandise:  shall mean the item or items of merchandise
covered by the license granted under this Agreement which include only the following categories:

                 Women's sheer hosiery, sheer tights under 70 denier, and trouser socks for sale at wholesale to buyers for the hosiery department for ultimate sale in such department.

         1.7 Net Sales: shall mean the gross invoice or contract price charged for Jones Merchandise by Licensee, less (1) the lower of refunds, credits and allowances actually made or allowed to customers for returned Jones Merchandise; (2) customary trade discounts (not including advertising, mark-down, volume discounts or other allowances) exclusive of anticipations afforded to and actually taken by customers in payment of Jones Merchandise; and (3) freight charged to customers. In the event of sales by Licensee of Jones Merchandise to a marketing organization or any individual or company in whole or in part controlled by Licensee, or in any transaction other than an arm's length transaction, the invoice price used to determine Net Sales hereunder shall be the invoice price at which the Jones Merchandise is resold by such entity to an unrelated customer in any arm's length transaction. Jones Merchandise shall be deemed sold when shipped.

         1.8 Packaging: shall mean all tags, labels, cartons or containers and packing or wrapping material used or to be used by Licensee in connection with Jones Merchandise.

         1.9 Royalties: shall mean the royalties to be paid by Licensee to Jones for or in connection with the license to use the Mark granted under this Agreement, provided for in Article 3 and all other applicable portions of this Agreement.

         1.10 Term: shall mean the Initial and Renewal Terms, if any, of this Agreement, provided for and defined in Article 8, taken collectively.

         1.11 Termination Inventory: shall mean the inventory provided for in Paragraph 8.5 consisting of Jones Merchandise finished products and work in process, Packaging, advertising and promotional material on hand at the time of the termination of this Agreement.

         1.12 Territory: shall mean the geographical area consisting of the United States, its territories and possessions. Notwithstanding the foregoing, Licensee may sell Jones Merchandise in Canada and Mexico ("Additional Territory"). Licensee shall pay Royalties on all such sales at the percentage rate provided by subparagraph 3.1.1 herein, but in no event shall such sales in the Additional Territory be included in the minimum requirements provided for in Paragraphs 3.2.1, 4.1.1 and 8.2 hereof. The license with respect to sales in the Additional Territory may be terminated at any time and for any reason by Jones, and Jones shall not be liable for damages which Licensee may suffer due to such termination. In the event Jones exercises its right to terminate the license for sales in the Additional Territory, all requirements of this Agreement, including the payment of Royalties, shall remain unchanged, and the parties shall comply in all respects with Paragraphs 8.5 and 8.6 regarding the inventory and termination sales thereof in the Additional Territory.


2.       License

         2.1 Grant of License. Subject to the terms and provisions hereof, Jones hereby grants to Licensee an exclusive non-assignable license throughout the Territory to use the Mark in connection with the manufacture, advertising, merchandising, promotion, sale and distribution of Jones Merchandise Approved by Jones, in accordance with the terms of this Agreement. The license granted herein extends only to the Merchandise, Territory and uses expressly provided for in this Agreement, and Licensee shall not use or attempt to use the Mark on any other products or goods in any other area or in any other manner whatsoever.

         It understood and agreed that the license applies solely to the use of the Mark, as defined herein, on Jones Merchandise, and that (I) no use of any other trademark of Jones, and (ii) no use of the Mark on any other products, is authorized or permitted.

         2.2 Distribution Channels: Licensee acknowledges that Jones has established a reputation for unique, high quality and fashionable merchandise, and that Jones maintains a marketing strategy of retaining and projecting to consumers that reputation and ambience for its products. Accordingly, in order to protect Jones' marketing, strategy, goodwill, prestige and reputation, Jones Merchandise shall be sold only in better department stores and in better specially stores in accordance with Jones' marketing strategy for sales of "EVAN-PICONE" product, and the license granted under this Agreement extends only to the use of the Mark in connection with the manufacture, advertising merchandising, promotion, sale and distribution of Jones Merchandise for sale to customers in such better department and specialty stores.

         2.3     Close Out Sales.  Notwithstanding the provision in paragraph
2.2 hereof, Licensee may sell Close Outs and excess inventory, provided such sales do not exceed twenty percent (20%), unless otherwise agreed to in writing, of its annual Net Sales of Jones Merchandise to those outlets Jones uses to dispose of its close outs and excess inventory, unless otherwise agreed to in writing between the parties hereto. Close Out sales shall be subject to payment of royalties computed at the Close Out price at the usual royalty rate. All Close Out sales shall be fully and separately recorded and accounted for in a manner which will enable Jones to determine Licensee's compliance with the above provision. For purposes hereof, Close Out and excess inventory sales shall be defined as Jones Merchandise which is sold at a discounted price of thirty percent (30%) or more from the stated applicable wholesale price that otherwise would apply to such Jones Merchandise. Any irregular merchandise, seconds, or Merchandise consisting of misweaves or flawed merchandise shall not be sold without first being debranded in a manner so as to completely conceal or remove the Mark and any identifying characteristics relating to the Mark.
In addition, all such Merchandise shall be clearly marked as "seconds" or "irregulars".

         2.4 Prohibition on Exports: Licensee shall not export Jones Merchandise from the Territory to any area outside of the Territory, unless otherwise agreed to in writing, and shall not sell or distribute Jones Merchandise to any person or entity that Licensee knows or has reason to know so intends to export Jones Merchandise.

         2.5 Resolution of Conflicts: Licensee recognizes that Jones has granted, and may in the future grant, licenses to other parties to use the Mark or one or more of Jones' other trademarks in connection with the manufacture, promotion and distribution of various items. If Licensee or the licensee under any other such license notifies Jones of an existing or potential conflict in the definition of the merchandise covered by, or the rights of the licensee under, their respective licenses and license agreements, Jones shall endeavor to deal with the issue by discussions with authorized representatives of the affected parties, and Licensee shall fully cooperate in any such efforts.
Jones may at any time determine to resolve finally any such conflict by written notice of its determination and resolution to the affected licensees, act all such determinations shall be final and binding, upon Licensee.

         2.6 Reservation of Rights. Jones reserves all rights to the Mark including, without limitation, all rights to use the Mark and to grant others the right to use the Mark in any area and with regard to any product, except as specifically granted and licensed to Licensee under this Agreement.

         2.7 Covenant Not to Compete. Jones shall not design, manufacture, distribute or sell or license the design, manufacture, distribution, exploitation or sale, of Merchandise bearing the Mark in the Territory in competition with Licensee during the Term.


3.       Royalties

         3.1     Percentage Royalty.

                 3.1.1 In consideration of the license granted and the services to be performed by Jones under this Agreement and subject to Guaranteed Minimum Royalties ("GMR") as set forth in Paragraph 3.2 hereof, Licensee shall pay to Jones Royalties equal to five percent (5%) of the Net Sales of all Jones Merchandise and three percent (3%) of Net Sales on close-out and excess inventory Sales, all in accordance with all the terms and conditions of this Agreement.

                 3.1.2 Licensee shall be obligated to pay and all Jones account for Royalties on all Jones Merchandise billed or shipped, even if the Merchandise improperly bears the Mark or the applicable transaction is otherwise in breach or violation of the terms of this Agreement; provided that this subparagraph 3.1.2 shall not be considered to authorize such transactions and that the payment or obligation to pay Royalties for such transaction shall not in any manner limit Jones' right to terminate this Agreement or to exercise any other right or remedy that Jones may have as a result of the breach of this Agreement by such transactions.

         3.2     Guaranteed Minimum Royalties.

                 3.2.1 Notwithstanding the amount of Royalties computed and payable under Paragraph 3.1, the GMR to be paid from Licensee to Jones for each Annual Period during the Term shall be as follows: for the First Annual Period, the amount of $450,000; for the Second Annual Period, the amount of $500,000; for the Third Annual Period, the amount of $600,000 for the Fourth Annual Period, (if renewed pursuant to subparagraph 8.2.1), the amount of $650,000; for the Fifth Annual Period, the amount of $700,000; and for the Sixth Annual Period, and for each subsequent Annual Period, the amount of $750,000.

                 3.2.2 The GMR for each Annual Period shall be paid as follows:

         First Annual Period:

         $75,000 contemporaneously with the execution of this Agreement;

         $75,000 on or before December 31, 1996;

         $75,000 on or before March 31, 1997;

         $75,000 on or before June 30, 1997;

         $75,000 on or before September 30, 1997; and

         $75,000 on or before December 31, 1997.

         Second Annual Period and each Annual Period thereafter:

         Four (4) equal quarterly installments due on or before the last day of each calendar quarter commencing on March 31, 1998.

The GMR shall not be carried forward to any subsequent Annual Period and shall not, under any circumstances, be repayable or refundable to Licensee.

                 3.2.3 The obligation of Licensee to pay royalties hereunder shall be absolute notwithstanding any claim which Licensee may assert against Jones. Licensee shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.

         3.3 Payment and Periodic Reports. Royalties shall be paid, without set-off or deduction for any reason, and accounted for quarterly, commencing with a report for the period ending September 30, 1996, within twenty-five (25) days after the end of each quarter. At the time each Royalty payment is due, Licensee shall deliver to Jones a statement signed and certified as accurate by Licensee's chief financial officer or by another officer or official of Licensee, approved by Jones in advance in writing, accounting for the Net Sales and Royalties for the applicable quarter. Such statement shall show the total amount of gross sales of all Merchandise billed or shipped during the quarter; list, by customer, the category, style number, quantity, description and invoice price of all Merchandise sold; and itemized list of any amounts which may, under this Agreement, be deducted from gross sales for computing Net Sales; a computation of the amount of Royalties payable on account of the Net Sales for the quarter; advertising expenditures under subparagraph 4.6.1 during the quarter; and such other information including, without limitation, Net Sales for each item of Merchandise and any customer and financial information and reports as Jones may reasonably require. Jones may, at any time, provide Licensee a standardized form for accounting for Royalties and Licensee shall use any form for the statements under this paragraph. The statements provided for in this paragraph shall be furnished to Jones whether or not Licensee has sold, shipped or billed any Jones Merchandise during the quarter for which the statements is due.

         3.4 Annual Reports. Not later than forty-five (45) days after the end of each Annual Period, Licensee shall deliver to Jones: (a) a statement, signed and certified by Licensee's then regularly engaged independent certified public accountant (or, if Licensee has no such regular engagement, by a reputable independent certified public accountant) in accordance with generally accepted accounting principles consistently applied; and such other information as Jones may reasonably request within a reasonable time prior to the date on which the statement is due. If said statement discloses that the amount of royalties to be paid to Jones during the Annual Period reported is less than the amount required to be paid to Jones pursuant to the terms of this Agreement, Licensee shall pay said deficiency, plus interest at a rate equal to two percent (2%) above the rate announced by Citibank as it's "Prime Rate", to Jones concurrently with the delivery of such statement.

         3.5     Books and Records and Audit:

                 3.5.1 Licensee shall prepare and maintain, in accordance with generally accepted accounting principles consistently applied, complete and accurate books of accounts and records covering all transactions arising out of or relating, to this Agreement, which books and records shall at least be in sufficient detail to permit Jones to monitor compliance by Licensee with all of its obligations under this Agreement. Jones and its duly authorized representatives shall have the right, upon five (5) days prior written or oral notice, during regular business hours, throughout the Term and for three (3) years hereafter, to audit such books of account and records and to examine all documents and materials in Licensee's possession or control relating to this Agreement and Licensee's performance hereunder. Licensee shall maintain such books of account, records and documents and material available for Licensee for at least three (3) years after the termination of this Agreement. Except as provided in subparagraph 3.5.2, any audit under this paragraph shall be at Jones' expense.

         3.5.2 If any audit of Licensee's books and records by Jones under subparagraph 3.5.1 discloses that the payments made by Licensee to Jones during the period covered by the audit were up to two percent (2%) less than the payments that should have been made under this Agreement, Licensee shall pay the deficiency, plus interest at a rate equal to two percent (2%) above the rate announced by Citibank as it's "Prime Rate", within fourteen (14) days after demand therefor by Jones. If any audit shows that the amount paid by Licensee was more than two percent (2%) less than the amount which should have been paid, the interest payable shall be at a rate of five (5) percentage points above such Prime Rate and, in addition, Licensee shall reimburse Jones for all reasonable costs of the audit within fourteen (14) days after demand by Jones.


4.       Performance

         4.1     Performance Standards

                 4.1.1 Throughout the Term, Licensee hereby agrees to use its best efforts and cause its officers, employees, accents and contractors to use their reasonable efforts to sell Jones Merchandise, promote business for Jones Merchandise and enhance the value and reputation of the Mark, consistent with good business practices and the high standards and prestige represented by the Mark. Without limitation to the preceding covenant and obligation, the best efforts of Licensee shall be deemed not to be met if:

                 (I) Licensee's Net Sales during any Annual Period fail to exceed the following amounts:

                 First Annual Period:              $ 9,500,000

                 Second Annual Period:             $11,000,000

                 Third Annual Period:              $14,000,000

                 Fourth Annual Period:             $16,000,000

                 Fifth Annual Period:              $18,000,000

                 Sixth Annual Period:              $20,000,000, or


                 (ii) Licensee fails to commence substantial production and sale of any category of Merchandise within six months of the date of this Agreement except that Sales of trouser socks need not commence prior to October 1, 1997.

                 4.1.2 In the use of the Mark and all other aspects of the performance of this Agreement, License shall at all times comply with all applicable laws and regulations including, without limitation, all laws and regulations related to the manufacture, sale, labeling, Packaging, distribution and advertising of Jones merchandise sold within the Territory.

         4.2 Abandonment. If Licensee fails to use the Mark in the manufacture, sale or distribution of Jones Merchandise for any consecutive six
(6) month period or if Licensee shall be deemed to have abandoned use of the Mark, and Jones may at any time thereafter terminate this Agreement by written notice under subparagraph 8.2.1. hereof. The parties acknowledge that the abandonment of the use of the Mark by Licensee will irreparably damage Licensee's capacity to use the Mark under the terms of this Agreement and, for purposes of termination under Article 8, abandonment of the use of the Mark under this paragraph shall be considered an incurable breach or violation of this Agreement.

         4.3 Restriction on Other Marks. During the Term, Licensee shall not manufacture, sell, distribute, promote or enter into any license other than Ellen Tracy or other agreement to manufacture, sell, distribute or promote any product or category of products included in the Merchandise bearing any trademark, trade name or other mark (including, without limitation, Licensee's own corporate name or trade name), except the Mark in accordance with this Agreement, if such merchandise would be, in price range and style, in direct competition with Jones Merchandise.

         4.4 Restrictions on Promotionals. Licensee shall not, without the prior written consent of Jones, give away any Jones Merchandise or market, sell or distribute any Jones Merchandise as a premium or in connection with any tie-in or promotional campaign for any product or products (except Jones Merchandise).

         4.5     Quality.

                 4.5.1 Licensee acknowledges that the Mark has established prestige and goodwill and is well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of various lines of Jones' products, including the Jones Merchandise granted herein, the high standards and reputation that Jones has established be maintained. Accordingly, all items of Jones Merchandise manufactured or caused to be manufactured by Licensee hereunder shall be of high quality workmanship which consumers have come to expect from Jones. In the event that any Merchandise is, in Jones' sole discretion, not being manufactured, distributed or sold with first quality workmanship or in accordance with the terms and conditions of this Agreement, Jones shall notify Licensee thereof in writing and Licensee shall promptly repair or change such Merchandise to conform thereto. If the Merchandise as repaired or changed does not strictly conform to Jones' request and such conformity cannot be obtained after at least one (1) resubmission, the Mark shall be promptly removed from the item, at the option of Jones, in which event the item may be sold by Licensee, provided such miscut or damaged item does not contain any labels or other identification bearing the Mark. No sales of miscuts or damaged merchandise shall contain any labels or other identification bearing the Mark without Jones' prior written approval.

                 4.5.2 Jones shall have the right, at any time with five (5) days prior notice to Licensee, to inspect the process of manufacturing of any and all Merchandise produced hereunder and Licensee shall at all times during the Term (including renewals if any) hereof use its best efforts to make it's manufacturing, warehouse and distribution facilities available to Jones, and shall use it's best efforts to make available each subcontractor's manufacturing, warehouse and distribution facilities for inspection by Jones' or its duly authorized representatives during normal business hours.

                 4.5.3 Licensee shall maintain the high standards of the Trademark and the Jones Merchandise, in all advertising, Packaging and promotion of Jones Merchandise. Licensee shall not employ or otherwise release any such advertising or Packaging or other business materials relating to any Jones Merchandise or bearing the Mark, unless and until Licensee shall have made a request, in writing, for Approval by Jones, Jones may, with respect to any advertising, Packaging or business materials submitted by Licensee, make such suggestions as Jones deems necessary or appropriate, or disapprove, in either event by notice to Licensee. Any Approval granted hereunder shall be limited to use during the seasonal collection of Jones Merchandise to which such advertising relates and shall be further limited to the use for which Approval by Jones was granted.

         4.6     Advertising

                 4.6.1 Within reasonable time before each Annual Period, Licensee shall submit to Jones for approval Licensee's proposed advertising plan for the Jones Merchandise for the ensuing Annual Period. The advertising plan approved by Jones may be updated with Jones' approval from time to time within the Annual Period to reflect changes in strategies and promotional activities. Licensee shall promote the Jones Merchandise bearing the Mark at the important trade shows that are appropriate for the promotion of the Jones Merchandise which are approved, in advance, by Jones. Licensee will incorporate into its advertising plan, otherwise approved by Jones, materials and directions, if any, submitted by Jones.

                 4.6.2 Until such time as Jones institutes a national advertising program, Licensee shall, during each Annual Period, expend not less than two percent (2%) of the amount of the aggregate Net Sales for the Annual Period for advertising in promoting Jones Merchandise in communications media, national consumer publications, trade press and store promotional mailings or advertising campaigns. Licensee shall deliver to Jones, within forty-five (45) days after the end of each year hereof an accounting statement in respect of amounts expended by Licensee for the prior year. Each such statement shall be signed, and certified as correct, by a duly authorized officer of Licensee.
If, notwithstanding Licensee's good faith effort, the amount expended by Licensee for an Annual Period is less than two percent (2%) of the Net Sales for the Annual Period, the difference shall, at Jones' option, either be added to Licensee's required advertising expenditures for the next Annual Period or be paid to Jones within the earlier of thirty (30) days after the delivery to Jones of the annual report for the Annual Period under Paragraph 3.4 or ninety
(90) days after the end of the Annual Period.

                 4.6.3 If, at any time during the Term, Jones institutes a national advertising program, Licensee shall participate to the extent reasonably required by Jones in such national advertising program, the contribution to same by Licensee not to exceed two percent (2%) of the aggregate Net Sales for the Annual Period; and such contribution shall be a credit against Licensee's obligations, if any, under subparagraph 4.6.2 hereof.

                 4.6.4 Licensee shall comply with any reasonable guidelines established by Jones for advertising activities and expenditures, and in no event shall Jones Merchandise be advertised "on sale", or in a similar promotional manner, without the express written consent of Jones in each instance.

                 4.6.5 All advertising materials for advertising placed by the Licensee will use only those designs, photographs, catalogues, in-store displays, texts, graphics, audiovisual and audio materials in form and in content furnished or Approved in writing by Jones. Any such items furnished to Licensee by Jones shall be paid for by and shall be the sole expense of Licensee.

Advertising materials may, at Jones' election, be prepared by or under the direction of Jones or any person or entity designated by Jones the cost of which shall be solely borne by Licensee. To the extent that Jones does not prepare or furnish advertising materials to be used in the implementation of the advertising plan Approved by Jones, Licensee shall submit to Jones the advertising material for its Approval prior to use. Any advertising material Approved by Jones shall be used by Licensee in the manner, form and presentation directed or approved by Jones. It is hereby acknowledged by Jones that Licensee may not be able to control the content and placement of cooperative advertising placed by retailers to which Licensee sells Jones Merchandise. Licensee agrees, however, that it shall use its best efforts to assure that all cooperative advertising, whereby Licensee provides a customer with a contribution toward the cost of an advertisement for Jones Merchandise, whether Licensee's contribution be in the form of an actual monetary contribution, a credit or otherwise, shall be subject to prior Approval of Jones under the same terms and conditions as apply to advertising and promotional materials prepared by or to be used by Licensee pursuant to paragraph 4.5.3 hereof, provided, however, that in the event that Licensee is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then Licensee shall notify Jones, in advance, of those customers with whom it does cooperative Jones Merchandise advertising and/or promotion, and Licensee at Jones' request shall notify the named customer of the terms of this Agreement which pertain to the advertising or promotional materials.

         4.7 Approvals. Licensee shall not in any aspect of its performance under this Agreement use any materials, designs, styles, fits or workmanship for Jones Merchandise or use any items of Packaging, advertising or promotional materials for Jones Merchandise which Jones has not Approved under the terms of this Agreement. Jones' Approval or disapproval of any item or matter for purposes of this Agreement may be based solely on Jones' subjective standards and Approval may be given or withheld in Jones' sole discretion, provided that Jones shall act in good faith. Approval of a product, product design, method of fabrication, color or shape by Jones is not permission to market a product which shall infringe on any other trademark, design patent or trade dress. It shall be the obligation of Licensee alone to produce and sell a product which is not a violation of the right of any other manufacturer, seller or producer of any other product. In addition to such obligations of defense and indemnification elsewhere in this Agreement, if a product violates the legal rights of another or is claimed to do so, whether or not approved by Jones, Licensee shall indemnity, defend if requested, and hold Jones harmless against any liability, judgment, claim or suit alleging such violation, which indemnification shall include Jones' reasonable attorney fees and other costs of defense. Jones may request Licensee to supply such legal defense as shall be required in the event of any litigation or threatened litigation arising from any claim of infringement and, if requested, Licensee shall timely supply such defense at it's sole expense. Nothing herein shall be deemed to modify or reduce the obligations of Jones under paragraphs 7.1.1 or 7.2.


5.  Designs, Samples and Packaging

         5.1 Designs. Jones and Licensee shall cooperate in such manner as Jones may approve in the development and creation of designs, styles and design and style ideas for each collection of Jones Merchandise. To the extent that Jones deems it appropriate, Jones will furnish Licensee with ideas for design specifications for all or part of the Jones Merchandise. In the event and to the extent Jones provides Licensee with ideas for design specifications, Licensee shall develop Merchandise embodying such design specifications. Jones shall use its reasonable efforts to furnish Licensee with design ideas for each collection of the Jones Merchandise and will use its reasonable efforts to make design staff available to Licensee in New York City to edit the development of the Jones Merchandise. Any such ideas, designs, styles, patterns or samples furnished by Jones to Licensee, wherein Jones is required to expend monies to create or acquire said ideas, designs, styles, patterns or samples, shall be paid for by and shall be the sole expense of Licensee, provided such ideas, designs, styles, patterns or samples are utilized by Licensee in the manufacture of Jones Merchandise. Notwithstanding the foregoing, Jones shall have no obligation to furnish such assistance and shall consult with Licensee only at Jones' sole discretion. All designs, styles, patterns, photographs or written ideas for Jones Merchandise provided by the parties for purposes of this Agreement shall be the exclusive property of the respective party; however, any and all designs, styles, patterns, photographs or written ideas provided by either party and used in the manufacture, distribution, sale, advertising or promotion of Jones Merchandise shall be exclusive to Jones Merchandise and shall not be used in any other manner whatsoever unless agreed to, in writing, by Jones. At all times during the term hereof, Licensee shall employ a Design Director, approved in advance by Jones, whose sole responsibility shall be to work on the creation and implementation of designs for the Jones Merchandise granted under this Agreement.

         5.2 Samples. Each season, Licensee shall submit to Jones, at Licensee's expense, samples of each item of Jones Merchandise within a reasonable time prior to the commencement of production of the item for sale and distribution, but not later than five (5) days prior to the scheduled first showing of the collection of Jones Merchandise which includes the item. Licensee shall also submit to Jones for its approval, prior to the showing of the collection, production samples of each item of Jones Merchandise within ten days of receipt of request for such samples by Jones. Licensee may not sell or distribute any item of Jones Merchandise unless Jones has Approved the sample of the item in advance. All samples of the Merchandise presented to customers shall bear a permanently affixed EVAN-PICONE label and hang tag which have been previously approved by Jones.

         In furtherance of the foregoing, Licensee shall provide to Jones, on an annual basis, a schedule reflecting the dates of collection showings with an indication as to when the sample of each item of Jones Merchandise will be available for inspection by Jones prior thereto. Licensee may, after commencing the production and distribution of the first collection of Jones Merchandise under this Agreement, suggest procedures for submitting representative samples, subject to continuing inspections under Paragraph 5.4 hereof, and Jones shall consider and respond to any such request in good faith but shall not be required to approve any such procedures.

         5.3 Packaging. To the extent reasonably feasible, the samples required under Paragraph 5.2 hereof shall include all tags, labels and other items of Packaging that relate to, or that Licensee intends to use with, the item submitted as a sample. Licensee shall submit to Jones, for Approval, samples of all other items of Packaging within a reasonable time prior to the commencement of the production of such items for use with Jones Merchandise. Jones shall not unreasonably require Licensee to materially change labels, tags or other significant items or Packaging from collection to collection. Except as required by law, Jones' trade name and trademark shall appear exclusively on all tags, labels, cartons, hang tags, or other indicia where such markings are used in connection with the sale of Merchandise to customers. On order slips, bills of lading, invoices, statements, stationary and on such other documents as are used in connection with persons other than purchasers of the Merchandise by customers, both the name of the Licensee and Jones' trademark or trade name may appear. All uses pursuant hereto shall be submitted to Jones for written approval prior to its use.

         If at any time Jones is of the opinion that Licensee is not properly using the Mark on the Merchandise on labels, tags, hang tags and other indicia to be used on or in connection with the Merchandise, or that the standard of quality of any item of the Merchandise does not conform to the standards set by Jones, Jones may give Licensee written notice to this effect, identifying in such notice the situation to which it objects. Upon receipt of such notice, Licensee shall immediately and forthwith cease the sale, advertising and distribution of such items. Jones also reserves all other rights and remedies as against the Licensee that it may have, all of which are cumulative.

         5.4 Continuing Inspection. Upon Jones' request at any time and from time to time, Licensee shall provide Jones, at Licensee's expense, with a reasonable number of production samples of Jones Merchandise and/or Packaging in order for Jones to monitor production in accordance with Jones' Approvals, quality standards and other requirements of this Agreement. Upon written notice by Jones to Licensee of Jones' disapproval of any production sample, Licensee shall immediately take such action as may be necessary for the item to meet Jones' Approval and Licensee shall cease production, distribution and sale of the item pending Approval. Jones shall not unreasonably disapprove any production sample under this paragraph.


6.  Trademark and Trademark Protection

         6.1     Ownership.

                 6.1.1 Licensee acknowledges that, as between Jones and Licensee, Jones is the owner of all right, title and interest in and to the Mark in any form or embodiment and is also the owner of the good will attached or which shall become attached to the Mark in connection with the business and goods in relation to which the same has, is or shall be used. Sales by Licensee shall be deemed to have been made for purposes of trademark registration, and all uses of the Marks by Licensee shall inure to the benefit of Jones.

                 6.1.2 At Jones' request, Licensee shall execute any documents, including registered users agreements, reasonably required by Jones to confirm Jones' ownership of all rights in and to the Mark in the Territory and the respective rights of Jones and Licensee under this Agreement. Licensee shall cooperate with Jones, at Jones' expense, in connection with the filing and prosecution by Jones of applications in Jones' name relating to the use of the Mark for Merchandise in the Territory.

                 6.1.3 Licensee shall never challenge or encourage anyone to challenge Jones' ownership or the validity of the Mark or any application for registration thereof or any trademark, copyright or other registration thereof or any rights of Jones thereto.

         6.2 No Adverse Acts. Licensee shall not, at any time or in any manner, engage in any activity or do or permit any act which may in any way adversely affect any rights of Jones to the Mark or any registrations or applications for registration thereof or which may directly or indirectly reduce the value of the Mark or derogate or detract from its repute.

         6.3 No Secondary Marks. Licensee shall not use any other trade names, trademarks or other designations (including, without limitation, Licensee's own corporate name or trade name) in connection with the Mark in any consumer advertising or publicity, or labeling, Packaging, or printed matter utilized by Licensee in connection with Jones Merchandise. Licensee shall not co-join the Mark with any other names or marks to form a new mark and shall not itself use the Mark as a corporate name or trade name or in any other names other than in connection with the manufacture, distribution, sale and promotion of Jones Merchandise under this Agreement.

         6.4 Trademark Notices. Licensee shall cause the designation "R" to appear immediately after, on the upper right, of the Mark on all Packaging, advertising and promotional material and shall, in addition, cause to appear on all Packaging, advertising and promotional materials and on all forms, invoices, stationary, business cards and other documents and materials of any kind bearing the Mark such designations, legends, markings or notices as may be necessary, or as Jones may require, to give notice of the status of the Mark and Jones' rights and interests therein.

         6.5 Copyrights. Any copyright relating to Jones Merchandise that may be created by statute, common law or otherwise in any design, sketch, print, Packaging or similar manner created by Jones shall be the sole property of Jones. Licensee shall take such action as may be necessary or as Jones may require, at Jones' expense, to confirm, preserve or protect such copyright, including placement of copyright notices on the appropriate items. Licensee shall not claim for itself or for any party other than Jones copyrights in any such items and shall not file or attempt to file any copyright registrations therefor.

         6.6 Trademark Applications. Licensee acknowledges that only Jones may file and prosecute trademark applications regarding the Licensee's use of the Mark in any country and jurisdiction as Jones may, from time to time, deem advisable. Licensee will cooperate with Jones in connection with any such filings, but the expenses of preparing and prosecuting such applications shall be borne solely by Jones.


7.  Warranties, Indemnification and Infringement

         7.1     Warranties.

                 7.1.1 Jones represents and warrants to Licensee that Jones has the full right, power and authority to enter into this Agreement and to grant the rights, licenses and privileges hereunder to Licensee and to perform all of Jones' obligations hereunder.

                 7.1.2 Licensee represents to Jones that Licensee has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

         7.2 Indemnification by Jones. Jones shall indemnity, defend and hold harmless Licensee from and against any and all claims, causes of actions, suits, damages and expenses (including reasonable attorneys' fees and expenses) arising out of any claim, by a third party that Licensee's use of the Mark in accordance with the terms of this Agreement constitutes an infringement of a valid trademark in the Territory, upon Licensee giving Jones prompt written notice and authority and an opportunity to undertake and fully conduct the defense thereof.

         7.3     Indemnification by Licensee and Insurance.

                 7.3.1 Licensee shall indemnity, defend and hold harmless Jones from and against any and all claims, causes of action, suits, damages and expenses (including, reasonable attorneys' fees) which Jones may incur or for which it may become liable or required to pay, as a result of a third party claim, by reason of: any defect or alleged defect in any Jones Merchandise; the breach by Licensee of any provision of this Agreement or of any of Licensee's duties hereunder, or the acts or omissions of Licensee or of any of its servants, agents, employees or contractors in connection with the performance of this Agreement (excluding matters covered by Paragraph 7.2). Jones shall promptly notify Licensee, in writing, of any instance of the foregoing and shall grant authority and opportunity to Licensee to undertake and fully conduct the defense thereof.

                 7.3.2 Licensee shall, at its own expense, obtain and maintain throughout the Term in full force and effect, with an insurance carrier acceptable to Jones, products liability insurance with a limit of liability of not less than $3,000,000, insuring against, without limitation, all damages, profits, interest, attorneys' fees, costs and expenses arising out of any suit or legal proceeding, claim or demand by a third party resulting from a defect or alleged defect in any item of Jones Merchandise or out of the use or condition of an item of Jones Merchandise. Such insurance policy shall name Jones as a co-insured and shall provide for at least thirty (30) days advance written notice to Jones before cancellation or substantial modification. Licensee shall promptly deliver a certificate of such insurance to Jones and, if Jones so requests, a copy of the policy for such insurance. The obligation of this subparagraph with respect to insurance shall not be deemed to limit in any manner the indemnification obligations of Licensee under subparagraph 7.3.1.

         7.4 Infringements. Licensee shall promptly notify Jones in writing of any known or suspected infringements of the Mark or of any copyright or other rights or property of Jones, promptly after the same comes to Licensee's attention. Jones shall have the sole and exclusive right to take action or institute proceedings with respect to such infringement and shall proceed as it may, in its sole discretion, deem appropriate or desirable. Licensee shall cooperate in any action or proceeding by Jones, at Jones' expense, with respect to an infringement or suspected infringement in such manner as Jones may reasonably request.


8.       Term and Termination

         8.1 Initial Term. The initial term of this Agreement ("the Initial Term") shall commence upon execution of this Agreement and end on December 31, 1999, subject to earlier termination as provided in this Agreement and to renewal as provided in Paragraph 8.2.

         8.2     Renewal of License.

                 8.2.1 First Renewal Term. If Licensee is not in default or material breach of any of the terms of this Agreement, has complied with its obligations under this Agreement in all material respects (without regard to whether Jones has given any notices of default or failure to comply), no default as defined herein has occurred and is continuing and if Net Sales for the twelve (12) month period ending June 30, 1999 exceeded $14,000,000, Licensee shall have the option, exercisable by written notice given to Jones not later than six (6) months prior to the expiration of the Initial Term, to renew this Agreement in accordance with the terms and conditions set forth herein for a first renewal term ("First Renewal Term") of three (3) years, commencing on January 1, 2000 and ending on December 31, 2002, subject to earlier termination as provided in this Agreement.

         8.3     Termination.

                 8.3.1 Jones may terminate this Agreement, effective immediately upon giving Licensee written notice of termination, if (i) Licensee fails to make any payment due to Jones under this Agreement when such payment is due and continues such failure uncured for ten (10) days after written notice thereof from Jones to Licensee, (ii) Licensee fails two (2) or more times during any Annual Period during the Term to make any payment due to Jones within ten (10) days after such payment is due, whether or not there has been any notice made by Jones, (iii) Licensee defaults in performing any of the other terms of this Agreement and continues such default for a period of thirty
(30) days after notice thereof (unless the default cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the default and proceeds diligently thereafter to cure within an additional fifteen (15) day Period), (iv) Licensee falls within fifteen (15) days after written notice that payment is overdue to pay for any materials, trim, fabrics, packaging, samples, merchandise or services provided by Jones, or an agent of licensee of Jones or any other supplier of such items, to Licensee as the same relates to Jones Merchandise, (v) Licensee abandons the Mark, pursuant to Paragraph 4.2 hereof, (vi) the record or beneficial ownership of Licensee or any of its parents or affiliates changes in a manner so as to change the record, beneficial ownership of a majority of the voting shares or actual control of Licensee, (vii) there is a material adverse change in the financial condition of Licensee, (viii) there is a breach of, or termination for Licensee's breach of, or non-compliance with the terms of any other agreement between the parties hereto, their affiliates, subsidiaries or parent company, (ix) failure by Licensee to use its Best Efforts as required by Subparagraph 4.1.1, or (x) Licensee grants a lien or encumbrance on Jones Merchandise or defaults on any obligations secured by a security interest in or other lien or encumbrance on Jones Merchandise. In the event of termination pursuant to this section, Licensee shall not be relieved of any of its financial obligations, including but not limited to those for the Guaranteed Minimum Royalties set forth herein; and any such amounts currently due, or which shall become due with the passage of time, shall at the election of Licensor, become immediately due and payable. Licensor's right to termination is in addition to any and all other remedies available to it at law or in equity by reason of Licensee's default including but not limited to, a claim for anticipatory breach of contract.

                 8.3.2 Either Jones or Licensee may terminate this Agreement, effective immediately upon giving the other party written notice of termination, if (I) the other party breaches or fails to perform any of the terms or provisions of this Agreement in a manner not provided for in subparagraph 8.3.1, in any material respect and such breach or failure is not curable or, if curable, is not cured within twenty (20) days after written notice thereof from the non-breaching party, or (ii) the other party files a voluntary petition or proceeding in bankruptcy or under any federal or state bankruptcy or insolvency or other law for the relief of debtors; consents to the appointment of a receiver, custodian or liquidator for a portion of its business or property; has filed against it and not dismissed within forty-five
(45) days an involuntary proceeding under any federal or state bankruptcy or insolvency or other law for the relief of debtors or for the appointment of a receiver, custodian or liquidator; makes an assignment for the benefit of its creditors, or ceases, or admits its intention to cease, the manufacture, sale or distribution of Jones Merchandise or the conduct of its business in the ordinary course.

         8.4     Termination of Rights.

                 8.4.1 Upon the expiration or termination of this Agreement for any reason whatsoever, all rights of Licensee under this Agreement shall terminate and automatically revert to Jones. Licensee shall immediately discontinue all use of the Mark and shall no longer have any right to use the Mark or any variation or simulation thereof in any manner or for any purpose whatsoever, except as provided in Paragraph 8.6 hereof. Licensee shall transfer to Jones by such documentation as Jones may require all registrations, filing, trademarks, copyrights and other rights with regard to the Mark which Licensee may have possessed at any time. Subject to the provisions of Paragraph 8.6 hereof, Licensee shall deliver to Jones, at Licensee's expense, all sketches, samples, designs or other material relating to Jones Merchandise and all Merchandise, Packaging materials and advertising and promotional materials bearing the Mark in any form.

                 8.4.2 Upon termination or expiration of this Agreement for any reason, including termination under subparagraph 8.3.2(ii) hereof, no trustee in bankruptcy, assignee for the benefit of creditors, custodian, receiver, sheriff or court officer or other successors to Licensee or its assets or business shall have any right to continue this Agreement or to use or exploit the Mark in any manner whatsoever.

                 8.4.3 Notwithstanding the provisions of subparagraph 8.4.2 hereof, in the event that under the United States Bankruptcy Code or any amendment or successor thereto (collectively the "Bankruptcy Code"), the trustee in bankruptcy of Licensee or Licensee, as bankruptcy debtor, is permitted to and does assume this Agreement and thereafter proposes to assign this Agreement by an assignment which fulfills the applicable requirements of the Bankruptcy Code, the trustee or Licensee shall notify Jones of the proposed assignment in advance, in writing, setting forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other material terms and details of the proposal. Such notice shall be considered an offer to Jones to have this Agreement assigned to Jones or to its designee for the consideration (or its reasonable equivalent in money) and under the other material terms in the notice. Jones may exercise the option and accept the offer by giving the trustee or Licensee, as appropriate, written notice of exercise and acceptance within twenty (20) days after Jones receives the notice from the trustee or Licensee. If Jones fails to give notice and exercise the option within such twenty (20) day period, the trustee or Licensee may complete the proposed assignment, but only to the party and for the consideration and under the terms described in the notice.

         8.5 Termination Inventory. Within ten (10) days after the expiration or termination of this Agreement, and on the last of day of each month during the period as defined in paragraph 8.6 hereof, Licensee shall prepare and deliver to Jones a written Termination Inventory, including a complete and accurate schedule as of the date of expiration or termination, of all completed Jones Merchandise on hand; work in process relating to Jones Merchandise on hand, including uncut piece goods and products and materials in the process of manufacture; all Packaging, advertising and promotional materials and other documents or items that bear the Mark or Jones' name in any form in Licensee's possession or control or in the process of manufacture for Licensee and the cost of each item included in such Termination Inventory. Jones shall have the option, exercisable within ten (10) days after receipt of the Termination Inventory, to purchase all or any portion of the items in the Termination Inventory for a purchase price equal to seventy-five percent (75%) of Licensee's cost. Licensee shall deliver to Jones the items in the Termination Inventory to be purchased, within five (5) days after receipt of Jones' notice exercising its option to purchase, and Jones shall pay the purchase price within thirty (30) days after receipt of all items of the Termination Inventory purchased, provided that Jones shall be entitled to deduct from such purchase price any amounts owed it by Licensee (and/or to direct payment of any part of such merchandise to any supplier of Jones Merchandise in order to reduce an outstanding balance due to such supplier from Licensee).

         8.6 Termination Inventory Sales. For a period of three (3) months after the expiration of Jones' first option to purchase Termination Inventory under Paragraph 8.5 hereof, Licensee may sell finished Jones Merchandise in the remaining Termination Inventory or furnished Jones Merchandise completed from work in process in the remaining Termination Inventory, on a non-exclusive basis, in accordance with all of the terms of this Agreement. Royalties for all such sales shall be paid and accounted for by Licensee within thirty (30) days after the end of such three (3) month period. In the event of the expiration or termination of this Agreement, if for any reason Licensee has not rendered to Jones all accounting statements then due, and paid all Royalties and other amounts then due to Jones, Licensee shall have no right whatsoever to dispose of any inventory of Jones Merchandise in any manner. In addition, if during the Termination Inventory Sales period Licensee fails timely to render any accounting statements, or inventory lists as required pursuant to paragraph
8.5 hereof, or to make all payments when due, Licensee's disposal rights hereunder shall immediately terminate without notice. Any items in the Termination Inventory not sold and remaining after the selling period provided for in this paragraph shall be delivered, without charge to Jones, disposed of or destroyed in accordance with Jones' instructions.

         8.7 Subsequent License. Immediately upon the expiration or termination of this Agreement for any reason, Jones shall have the free and unrestricted right to grant other parties one or more licenses to use the Mark in connection with the manufacture, sale, distribution or advertising and promotion of Merchandise in the Territory or to enter into such other transactions as it desires for the use of the Mark with Merchandise or in any other manner, without any obligation of any kind to Licensee. The right of Licensee to sell items of Termination Inventory under Paragraph 8.6 hereof is non-exclusive only and shall not in any manner limit Jones' right to enter into other licenses or transactions.

         8.8 Reservation of Rights. Notwithstanding the termination of this Agreement, Jones shall have and hereby reserves all rights and remedies which are granted or available to it under this Agreement or applicable law, and termination shall not be deemed to be an exclusive remedy or to limit Jones in any manner from enforcing any other rights or remedies.


9.       General Terms

         9.1 Confidentiality. The parties acknowledge that all information and data which the parties have learned or will learn in connection with this License Agreement and activities and transactions hereunder concerning the business and operation of the parties and all tangible manifestations of such information and data including, without limitation, designs, patterns, sketches, business and marketing plans, customer lists, and financial and operating reports, constitute valuable, proprietary and confidential information and trade secrets of the parties, and that parties shall not disclose any such data or information or use any such data or information for themselves or any other person or entity, except for the proper and authorized performance of this Agreement in accordance with all of the terms hereof.

         9.2 Jones Displays. From time to time Jones may display Jones Merchandise bearing the Mark as granted herein at Jones' licensing showroom, or at other premises controlled by Jones, and (if appropriate, within the sole and absolute discretion of Jones) at fashion shows or other fashion events within Jones' reasonable control.

         9.3 Showroom. Licensee shall establish and maintain a suitable showroom for the presentation and sale of the Jones Merchandise hereunder and Licensee agrees to maintain, operate, decorate and staff the showroom in a manner consistent with the of the showrooms established for the presentation and sale of Jones' other products. Jones shall have the right of approval with respect to the design, layout, decoration and staffing of the showroom and all expenses incurred with respect to the design, construction, operation and maintenance of such showroom shall be borne by Licensee. If the Jones Merchandise is to be displayed in a showroom with any products other than Jones Merchandise, the area used to display Jones Merchandise shall be kept separate and distinct from all other areas in such showroom, and shall be clearly designated with the EVAN-PICONE trademark.

         9.4     Arbitration.

                 9.4.1 Subject to the provisions of subparagraph 9.4.2 hereof, all disputes arising under this Agreement or the obligations of the parties hereunder shall be submitted to arbitration in New York, New York before a panel of three arbitrators, in accordance with the then prevailing

Rules for Commercial Arbitration of the American Arbitration Association. The arbitrators in any such arbitration shall award costs to the prevailing party and may, but shall not be required to, award reasonable attorneys' fees. The decision of the arbitrators shall be final and binding on all parties, except that the arbitrators shall have no power to vary the terms of this Agreement. Judgement on the arbitrators' award may be entered in any court in the State of New York or in any other court of competent jurisdiction.

                 9.4.2 The parties acknowledge that a breach of this Agreement involving the improper or unauthorized use of the Mark or other matters may give rise to irreparable harm pending the outcome of arbitration under subparagraph 9.4.1 hereof. Accordingly, and notwithstanding the provisions of subparagraph 9.4.1 hereof, either party may, upon a breach or threatened breach of this Agreement, bring an action in a court of competent jurisdiction and apply therein for temporary or preliminary injunctive or other equitable relief, pending resort to, and a decision in, arbitration under subparagraph
9.4.1 hereof. If otherwise appropriate under applicable law, a court may entertain any such action and grant injunctive or equitable relief, and the provisions of subparagraph 9.4.1 hereof providing for arbitration shall not be construed to prevent the action or relief.

         9.5     Assignability.

                 9.5.1 Jones may assign this Agreement to a successor to all or substantially all of its business or the portion of its business which utilizes the Mark, provided the successor assumes all of Jones' responsibilities, obligations and liabilities hereunder. Jones may, in addition, assign the right to receive payments, but not any obligations, under this Agreement to a financial or similar institution for purposes of financing, so long as Jones remains responsible for all of its obligations hereunder.

                 9.5.2 This Agreement is personal to Licensee, and Licensee may not, without the prior written consent of Jones, assign, sublicense or otherwise transfer all or any portion of this Agreement or any rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, and any such attempted assignment or other transfer shall be null and void and of no effect.

         9.6 Applicable Law. New York law shall govern the validity, construction, interpretation and effect of this Agreement.

         9.7 No Agency. Nothing contained in this Agreement shall be deemed or construed as constituting the parties hereto as partners or joint venturers or either party as an agent of the other and, without limiting the foregoing, Licensee shall have no authority to bind, obligate or incur any indebtedness for Jones, and no such authority shall be implied.

         9.8 Failure to Exercise Rights. The failure of either party to act or exercise any right under this Agreement, upon the breach of any of the terms hereof, or otherwise, shall not be construed as a waiver of such breach or as preventing either party from thereafter enforcing strict compliance with any and all of the terms hereof.

         9.9 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be considered severable, and the remaining provisions of this Agreement shall continue in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

         9.10 Entire Agreement. This Agreement contains the entire understanding between the parties, no other representations or covenants having induced either party to execute this Agreement. This Agreement supersedes any prior agreement or understanding between the parties and the obligations and duties under this Agreement may not be amended or modified in any manner, in whole or in part, except by a written agreement or amendment or modification duly executed by the parties hereto.

         9.11 Headings. The Article and paragraph headings of this Agreement are for convenience of reference only and do not form a part of the covenants, terms or conditions of this Agreement or give full notice thereof.

         9.12 Notices. All notices, reports, statements, exercises of options, service of process or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given only if personally delivered; mailed by registered or certified mail, return receipt requested; sent by overnight express courier, with written receipt of delivery; or transmitted by telecopier and confirmed by first class mail within twenty-four (24) hours. All notices shall be sent or delivered to the following addresses or to such other addresses as either party may, by written notice, direct:

                 If to Jones:              Jones Investment Co., Inc.
                                           P.O. Box 2105
                                           Wilmington, Delaware 19899
                                           Attn:  Norman J. Shuman

                 with copies to:           Jones Apparel Group, Inc.
                                           1411 Broadway
                                           New York, New York 10018
                                           Attn:  Herbert J. Goodfriend

                 If to Licensee:           Ridgeview, Inc.
                                           2101 North Main Avenue
                                           P.O. Box 8
                                           Newton, North Carolina 28658
                                           Attn:  Hugh Gaither

                 with copies to:           Isenhower, Wood & Cilley
                                           7 East Second Street
                                           Newton, North Carolina 28658
                                           Attn:  Allen Wood

Notices given by mail shall be deemed given on the second business day after the date on which they are mailed. All other notices shall be deemed as given upon receipt.

         IN WITNESS WHEREOF, the parties, each by their duly authorized representative, have executed this License Agreement as of the date first above written.

                                      JONES INVESTMENT CO., INC.


                                      By:
                                         ------------------------------------
                                               Norman J. Shuman
                                               Vice President



                                      RIDGEVIEW, INC.


                                      By:  /s/ Hugh R. Gaither
                                         ------------------------------------
                                               Hugh Gaither
                                               Title:  President & CEO